UNITEDHEALTH GROUP

N E W S R E L E A S E

Contacts:	John S. Penshorn Senior Vice President 952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP HOSTS INVESTOR CONFERENCE
Company Anticipates Strong Future Performance

MINNEAPOLIS (November 8, 2004) – UnitedHealth Group (NYSE: UNH) will report at the Company’s annual investor conference that it expects continued strong financial performance, driven by accelerating growth and stable to expanding operating margins across its business units.

Management will discuss these trends and their underlying drivers during a meeting with institutional analysts and investors in New York City on November 10, 2004, beginning at 9:30 a.m. EST (8:30 a.m. CST). The Company will also sponsor an audio webcast of this meeting and provide supplementary data points regarding future financial performance on its investor information page at www.unitedhealthgroup.com. Slides will not be distributed at the meeting or presented on the webcast.

In conjunction with the meeting, the Company will affirm its previous outlook for 2004 earnings of at least $3.92 per share, up 32 percent or more from $2.96 per share earned in 2003. Management will also discuss its 2005 financial outlook, which currently includes revenues of approximately $45 billion and earnings per share in a baseline range of $4.70 to $4.75 per share.

Business Description
UnitedHealth Group is a diversified health and well-being company that provides a broad spectrum of resources and services to help people improve their health and well-being through all stages of life.

Forward-Looking Statements
Statements that UnitedHealth Group may publish, including those in this announcement, that are not strictly historical are “forward-looking” statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UnitedHealth Group’s SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.

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